Exhibit 99.8

CONSENT OF J. WILLIAM BLACKHAM TO BEING NAMED AS DIRECTOR

If you have agreed to serve as a director of the Company commencing upon the closing of the Company’s initial public offering, as required by Rule 438 under the Securities Act of 1933, as amended, by signing this Questionnaire you hereby consent to being named as a director in the Registration Statement on Form S-11 and to serve as a director of the Company.

/s/ J. William Blackham
Name: J. William Blackham Date: May 26, 2004